Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Farmers National Banc Corp. of our report dated April 24, 2013, with respect to the financial statements and supplemental schedules of Farmers National Bank 401(k) Retirement Savings Plan included in the 2012 Annual Report (Form 11-K) for the year ended December 31, 2012.

            /s/ Skoda Minotti

Cleveland, Ohio

May 13, 2013